Page 1 0 of 10 Pages

EXHIBIT 1

AGREEMENT OF JOINT FILING

Endeavour Capital Advisors Inc., Endeavour Regional Bank Opportunities Fund II L.P., Laurence M. Austin, Mitchell J. Katz and Jonah Marcus hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: February 16, 2021

ENDEAVOUR CAPITAL ADVISORS INC.

By:	/s/ Glenn Hofsess
	Name:	Glenn Hofsess
	Title:	Chief Financial Officer

ENDEAVOUR REGIONAL BANK
OPPORTUNITIES FUND II L.P.

By:	/s/ Glenn Hofsess
	Name:	Glenn Hofsess
	Title:	Chief Financial Officer of Endeavour Capital Advisors Inc., its investment advisor

LAURENCE M. AUSTIN

By:	/s/ Laurence M. Austin

MITCHELL J. KATZ

By:	/s/ Mitchell J. Katz

JONAH MARCUS*

By:	/s/ Jonah Marcus